FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
January 30, 2007	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Announces Rigging Up to Drill Roszkow Well

Salt Lake City, January 30, 2007 – FX Energy, Inc. (NASDAQ: FXEN) today reported that the rig is on site at the Roszkow location and is currently rigging up. Drilling is expected to begin during the first part of February. The Roszkow well is located in the Company’s Fences I project area on trend with the Zaniemysl field that began production in 2006. The planned target reservoir is a Rotliegend sandstone at a depth of approximately 2,975 meters.

The Polish Oil and Gas Company is the operator and owns 51% of the Roszkow well; FX Energy owns 49%.

About FX Energy

FX Energy, Inc. holds a land position of 250,000 acres around its Wilga discovery and over 3.2 million acres in western Poland’s Permian Basin. The Permian Basin’s gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England, and represents a largely untapped potentially significant gas resource. FX Energy is exploiting this untapped potential to create substantial growth in oil and gas reserves and cash flow for its stockholders. The Company trades on the NASDAQ Global Market under the symbol FXEN.

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For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s SEC reports or visit FX Energy’s website at www.fxenergy.com. This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy’s control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy’s other SEC reports.